ARTICLES OF AMENDMENT

                                       OF

                          THE GUARDIAN STOCK FUND, INC.

The Guardian Stock Fund, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Charter of the Corporation is amended by striking out Article II and inserting in lieu thereof the following:

                                   ARTICLE II.

                                      NAME

      The name of the corporation is The Guardian Variable Contract Funds, Inc. (the "Corporation").

      SECOND: The Charter of the Corporation is further amended by changing the names of the Class I Common Stock and the Class II Common Stock, respectively, of the Corporation to The Guardian Stock Fund Class I Common Stock and The Guardian Stock Fund Class II Common Stock, respectively of the Corporation.

      THIRD: The foregoing amendments to the Charter of the Corporation were approved unanimously by the Board of Directors of the Corporation; the Charter amendments are limited to the changes expressly permitted by Section 2-605 of Title II of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

      IN WITNESS WHEREOF, The Guardian Stock Fund, Inc. has caused these Articles of Amendment to be signed on this 19th day of August , 1999 in its name and on its behalf by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under penalties of perjury.

                                        The Guardian Stock Fund, Inc.


                                        By: /s/ Frank. J. Jones
                                            Frank J. Jones
                                            President

ATTEST:


/s/ Joseph A. Caruso
Joseph A. Caruso
Secretary

                             ARTICLES SUPPLEMENTARY

                                       OF

                   THE GUARDIAN VARIABLE CONTRACT FUNDS, INC.

      The Guardian Variable Contract Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Board of Directors of the Corporation, at meetings of the Board of Directors held on March 18, 1999, and June 24, 1999 adopted resolutions authorizing the issuance of an additional Six Hundred Million (600,000,000) shares of common stock, and classifying such shares into three new series of shares, with a single class of shares within each new series as follows:

Name of Series and Class                                        Number of Shares
------------------------                                        ----------------
The Guardian VC Asset Allocation Fund Common Stock (Class I)    100,000,000

The Guardian VC High Yield Bond Fund Common Stock (Class I)     100,000,000

The Guardian VC 500 Index Fund Common Stock (Class I)           200,000,000

in each case by setting or changing before the issuance of such shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as hereinafter set forth. Two Hundred Million (200,000,000) of the newly authorized shares shall initially be unclassified.

      SECOND: The shares of each series of the Corporation's common stock as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restriction, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V of the Charter of the Corporation and shall be subject to all provisions of the Charter relating to stock of the Corporation generally.

      THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940. The Board of Directors increased the number of shares of common stock of the Corporation pursuant to Section 2-105
(c) of the Maryland General Corporation Code, and the shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

      FOURTH: Prior to these Articles Supplementary becoming effective, the Corporation had authority to issue 400,000,000 shares, par value $.001 per share, with an aggregate par value of $400,000, of which 300,000,000 shares were classified as The Guardian Stock Fund Class I Common Stock shares and 100,000,000 shares were classified as The Guardian Stock Fund Class II Common Stock shares. As hereby increased and classified, the Corporation has authority to issue 1,000,000,000 shares, par value $.001 per share, with an aggregate par value of 1,000,000, of which 300,000,000 shares are classified as The Guardian Stock Fund Class I Common Stock shares, 100,000,000 are classified as The Guardian Stock Fund Class II Common Stock shares, 100,000,000 are classified as The Guardian VC Asset Allocation Fund Common Stock (Class I) shares, 100,000,000 are classified as The Guardian VC High Yield Bond Fund Common Stock (Class I) shares, 200,000,000 are classified as The Guardian VC 500 Index Fund Common Stock (Class I) shares and 200,000,000 are unclassified.

      IN WITNESS WHEREOF, The Guardian Variable Contract Funds, Inc. has caused these Articles Supplementary to be signed on this 19th day of August, 1999 in its name and on its behalf by its duly authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.

                                      The Guardian Variable Contract Funds, Inc.


                                      By: /s/ Frank J. Jones
                                          Frank J. Jones
                                          President

ATTEST:


/s/ Joseph A. Caruso
Joseph A. Caruso
Secretary